Exhibit 99.1

SOUTHWEST CASINO CORPORATION ANNOUNCES RESIGNATION OF DIRECTOR AND APPOINTMENT OF AUDIT COMMITTEE CHAIRMAN

Minneapolis, MN – January 7, 2009 – Southwest Casino Corporation (OTCBB: SWCC) representatives announced today that Mr. David Abramson has resigned as a director and Chairman of the Audit Committee of the Company.  Mr. Abramson expressed the need to devote more time to his business and personal life.

Southwest Casino Corporation representatives also announced that the position of Chairman of the Audit Committee will be undertaken by Mr. Gregg Schatzman.  Mr. Schatzman has 13 years’ experience in casino operations, including Executive Vice President and Chief Operating Officer positions in Nevada properties, which was preceded by 10 years as a gaming regulator and, specifically, Chief of Investigations for the Nevada Gaming Control Board.

Southwest CEO James Druck said, “We are disappointed that David elected to resign from the Board; however, we understand and respect his need to devote more time to his business and family.  We are very pleased that Mr. Schatzman, a Board member since December 7, 2005 and a member of the Audit Committee since January 10, 2006, has agreed to accept the responsibilities as Chairman of the Audit Committee.  Mr. Schatzman’s regulatory and operating experience will be invaluable in filling the vacancy.”

About Southwest Casino Corporation

Southwest Casino Corporation develops, owns, operates, manages and provides consulting services to casinos, gaming facilities and related amenities.  Southwest owns and operates the Gold Rush Hotel and Casino and Gold Digger’s Casino in Cripple Creek, Colorado.  Southwest also provides consulting services to Palace Resorts in connection with the development of a casino at its luxury resort under construction in Punta Cana, Dominican Republic and has entered into an agreement to manage the casino after it opens in early 2009.  Southwest’s corporate offices are located at 2001 Killebrew Drive, Suite 350, Minneapolis, Minnesota 55425.

This Press Release does not constitute an offer to sell or solicitation of an offer to buy any securities.

This Press Release contains forward-looking statements about Southwest’s ongoing business. These forward-looking statements involve risks and uncertainties that could cause the statements to be incorrect or cause actual results to differ materially.  Many of those risks are described in the Risk Factors section of Southwest’s Quarterly Report on Form 10-Q filed August 14, 2008.  Other risks applicable to these forward-looking statements are described elsewhere in the Quarterly Report and the company’s Annual Report on Form 10-KSB filed March 31, 2008, as well as the company’s other periodic reports filed with the Securities and Exchange Commission. Southwest does not undertake to update any forward-looking statements it makes; but may choose from time to time to update them and, if it does, will disseminate the updates to the investing public.

Contact:

Southwest Casino Corporation

Thomas E. Fox, 952-853-9990

President